EXHIBIT 99

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Wayne Savings Bancshares, Inc.
151 North Market Street
Wooster, Ohio 44691

FOR IMMEDIATE RELEASE

CONTACTS:
Charles F. Finn                                      James C. Stebbins
President and Chief Executive Officer                President
Wayne Savings Bancshares, Inc.                       Stebbins Bancshares, Inc.
TEL: (330) 264-5767                                  TEL: (330) 435-6371

WAYNE SAVINGS BANCSHARES, INC. TO ACQUIRE STEBBINS BANCSHARES, INC. IN $5.2 MILLION ALL-CASH ACQUISITION

      Wooster and Creston, Ohio. October 31, 2003. Wayne Savings Bancshares, Inc. (Nasdaq NMS:WAYN) ("Wayne Savings Bancshares"), the holding company for Wayne Savings Community Bank, announced today that it has entered into a definitive agreement to acquire Stebbins Bancshares, Inc. and its national bank subsidiary, Stebbins National Bank of Creston, Ohio (collectively "Stebbins"), in an all-cash merger valued at $5.2 million. The Board of Directors of each company has approved the transaction and due diligence has been completed.

      Charles F. Finn, President and Chief Executive Officer of Wayne Savings Bancshares and Wayne Savings Community Bank, stated, "We are very pleased to announce the acquisition of Stebbins National Bank and the expansion of the Wayne Savings franchise in the Creston, Ohio market area." Stebbins National Bank's office will be operated as a branch office of Wayne Savings Community Bank. Upon completion of the transaction, Wayne Savings Bancshares will have approximately $397 million in total consolidated assets and will operate a total of eleven branch offices in Wayne, Holmes, Ashland, Medina and Stark Counties, Ohio.

      James C. Stebbins, President of Stebbins National Bank, stated, "We look forward to becoming a part of the Wayne Savings organization. The customers of Stebbins National Bank will benefit from this new relationship with a bank that shares our commitment to community banking."

      Mr. Stebbins will enter into a consulting agreement with Wayne Savings Community Bank to ensure a smooth transition for Stebbins National Bank customers following the transaction. Further, the Board of Directors of Stebbins National Bank will form an advisory board at Wayne Savings Community Bank to aid in the transition. "Customers of Stebbins National Bank should anticipate no change in the type and style of community banking services they have become accustomed to, and should benefit from an expanded menu of banking services," said Mr. Stebbins.


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      The transaction is expected to be immediately accretive to Wayne Savings
Bancshares' earnings per share. The deal price represents 156.4% of Stebbins' book value at September 30, 2003.

      The transaction, which is expected to be completed in the second calendar quarter of 2004, is subject to approval by applicable regulatory authorities and to approval by the stockholders of Stebbins Bancshares.

      Wayne Savings Bancshares is the holding company for Wayne Savings Community Bank, an Ohio savings and loan association. Wayne Savings Community Bank is headquartered in Wooster, Ohio, and operates ten full-service banking offices in northeast Ohio. At September 30, 2003, Wayne Savings Bancshares had total consolidated assets of $372.5 million, total deposits of $295.6 million and stockholders' equity of $43.9 million.

      Stebbins National Bank, founded in 1881, operates one full-service banking office in Creston, Ohio. At September 30, 2003, Stebbins had total assets of $27.6 million, total deposits of $24.4 million and stockholders' equity of $3.3 million.

      This news release contains certain forward-looking statements. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Wayne Savings Community Bank and Stebbins National Bank, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Wayne Savings Community Bank and Stebbins National Bank are engaged, and other factors.

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